Exhibit 99

REX American Resources Reports Record High Full Fiscal Year 2025 Net Income
Per Share Attributable to REX Common Shareholders of $2.50

▪	Generated $1.32 of net income per share in fourth quarter and $2.50 of net income per share in Full Fiscal Year ‘25
▪	Reported gross profit of $28.9 million for fourth quarter and $93.7 million for Full Fiscal Year ‘25
▪	Reported net sales and revenue of $158.0 million for fourth quarter and $650.5 million for Full Fiscal Year ’25
▪	Reported consolidated ethanol sales volumes of 70.1 million gallons for fourth quarter and 290.0 million gallons for Full Fiscal Year ’25

Dayton, OH - Thursday, March 26, 2025 - REX American Resources Corporation (“REX” or the “Company”) (NYSE: REX), a leading ethanol production company, today announced financial and operational results for the Company’s full year and fiscal fourth quarter 2025.

REX American Resources’ Q4 and full fiscal year 2025 results principally reflect its interests in six ethanol production facilities. The One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) ethanol production facilities are consolidated, while the four other ethanol plants are reported as equity in income of unconsolidated ethanol affiliates.

Full Fiscal Year 2025 Results

For the full fiscal year 2025, REX reported net sales and revenue of $650.5 million, compared with $642.5 million for full fiscal year 2024. The year-over-year net sales and revenue increase primarily reflects improved ethanol and corn oil pricing. Full fiscal year 2025 gross profit for the Company was $93.7 million, compared with $91.5 million in full fiscal year 2024, primarily reflecting better crush margins. Gross profit margin for fiscal year 2025 remained steady at 14% compared to fiscal year 2024. Full fiscal year 2025 income before income taxes and non-controlling interests was $88.6 million, compared with $92.9 million in the prior year period.

Net income attributable to REX shareholders in full fiscal year 2025 was $83.0 million, compared to $58.2 million in full fiscal year 2024. Full fiscal year diluted net income per share attributable to REX common shareholders was $2.50, compared to $1.65 per share in full fiscal year 2024. Per share results for full fiscal years 2025 and 2024 are based on 33,208,000 and 35,272,000 diluted weighted average shares outstanding, respectively.

Fourth Quarter 2025 Results

REX reported Q4 ’25 net sales and revenue of $158.0 million, compared to Q4 ‘24 net sales and revenue of $158.2 million. Fourth quarter 2025 gross profit for the Company was $28.9 million, compared with $17.6 million in Q4 ’24, a result of improved ethanol pricing and lower corn costs, the two largest drivers of gross profit. This led to Q4 ‘25 income before income taxes and non-controlling interests of $27.4 million, compared with $17.9 million in Q4 ’24.

During Q4 ’25, the Company recognized approximately $28.1 million in 45Z tax credits as a reduction to income tax expense. 45Z tax credits became available for production and sales beginning January 1, 2025.

Net income attributable to REX shareholders in Q4 ‘25 was $43.7 million, compared to $11.1 million in Q4 ’24. Q4 ‘25 diluted net income per share attributable to REX common shareholders was $1.32, compared to $0.31 per share in Q4 ’24. Per share results for Q4 ’25 and Q4 ’24 are based on 33,037,000 and 35,261,000 diluted weighted average shares outstanding, respectively.

Update on One Earth Energy Ethanol Production Expansion and Carbon Capture Projects

REX is nearing completion of the expansion of ethanol production at the One Earth facility. The Company expects testing and commissioning to begin upon completion, with the facility becoming fully operational during fiscal 2026.

The Company’s carbon capture and sequestration project continues to await permitting for the Class VI injection well and associated carbon dioxide pipeline. REX remains actively engaged with the U.S. EPA and the Illinois Commerce Commission throughout both processes.

Capital expenditures to-date related to the One Earth Energy carbon capture and sequestration project and related expansion of ethanol production capacity at the Gibson City location totaled $166 million. The Company continues to budget a total of $220-$230 million for these projects.

Share Repurchases

During Fiscal Year 2025, the Company repurchased approximately 1,651,252 shares, for total consideration of $32.9 million. After these repurchases, a total of 2,357,186 shares remained available to purchase under existing board authorization.

Balance Sheet

As of January 31, 2026, REX had $375.8 million of cash, cash equivalents, and short-term investments available and no bank debt.

Management Commentary

“REX American delivered record earnings per share in fiscal 2025. We strengthened our record of profitable operations, advanced our ethanol production expansion, and continued working closely with government officials to drive progress on our carbon capture initiative,” said Zafar Rizvi, Chief Executive Officer of REX. “At the same time, we remain fully focused on our core operations and revenue-generating activities, while pursuing qualifications for the 45Z tax credit program to enhance profitability. The REX team continues to execute at a high level, positioning the company for sustainable growth and creating increasing value for our shareholders.”

Conference Call Information

REX will host a conference call at 11:00 a.m. ET today to discuss the Company’s full fiscal year and fourth quarter results and will also host a question and answer session. To access the conference call, interested parties may dial (877) 269-7751 (US) or (201) 389-0908 (international). Participants can also view an updated presentation, as well as listen to a live webcast of the call by going to the Investors section on the REX website at www.rexamerican.com. A replay will be available shortly after the live conference call and can be accessed by dialing (844) 512-2921 (US) or (412) 317-6671 (international). The passcode for the replay is 13758494. The replay will be available for 30 days after the call.

About REX American Resources Corporation
REX American Resources Corporation has interests in six ethanol production facilities, which in aggregate have production capacity totaling approximately 730 million gallons per year. REX’s effective ownership of annual volumes is approximately 300 million gallons. Further information about REX is available at www.rexamerican.com.

Forward-Looking Statements

This press release contains or may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, distillers corn oil, gasoline and natural gas, commodity market risk, ethanol plants operating efficiently and according to forecasts and projections, logistical interruptions, success in permitting and developing the planned carbon sequestration facility near the One Earth Energy ethanol plant, changes in the international, national or regional economies, the impact of inflation, the ability to attract employees, weather, results of income tax audits, changes in income tax laws or regulations such as the One Big Beautiful Bill, the impact of U.S. foreign trade policy and tariffs, changes in foreign currency exchange rates, the effects of terrorism, wars and other conflicts, and the effect of pandemics on the Company’s business operations, including impacts on supplies, demand, personnel and other factors. The Company does not intend to update publicly any forward-looking statements except as required by law.

Investor Contacts

Douglas Bruggeman
Chief Financial Officer

Caldwell Bailey
ICR, Inc.
rexamerican@icrinc.com

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three Months Ended January 31,		Years Ended January 31,
	2026	2025	2026	2025
Net sales and revenue	$157,959	$158,228	$650,487	$642,491
Cost of sales	129,046	140,656	556,781	551,014
Gross profit	28,913	17,572	93,706	91,477
Selling, general and administrative expenses	(12,257)	(6,171)	(32,616)	(27,148)
Equity in income of unconsolidated affiliates	6,200	2,299	12,485	9,385
Interest and other income, net	4,536	4,208	14,997	19,158
Income before income taxes	27,392	17,908	88,572	92,872
Benefit (provision) for income taxes	20,213	(3,805)	6,502	(21,386)
Net Income	47,605	14,103	95,074	71,486
Net Income attributable to noncontrolling interests	(3,856)	(3,004)	(12,123)	(13,319)
Net income attributable to REX common shareholders	$43,749	$11,099	$82,951	$58,167

Weighted average shares outstanding – basic and diluted	33,037	35,261	33,208	35,272

Basic and diluted net income per share attributable to REX common shareholders	$1.32	$0.31	$2.50	$1.65

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

Unaudited

	January 31, 2026	January 31, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$188,734	$196,255
Short-term investments	187,048	162,820
Accounts receivable	14,682	21,511
Inventory	28,422	31,676
Refundable income taxes	12,374	6,445
Prepaid expenses and other	16,568	17,112
Total current assets	447,828	435,819
Property and equipment, net	272,029	210,683
Operating lease right-of-use assets	17,594	20,985
Finance lease right-of-use assets	17,558	-
Other assets	4,963	16,721
Equity method investment	37,759	35,800
TOTAL ASSETS	$797,731	$720,008
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable – trade	$38,400	$28,337
Current operating lease liabilities	6,921	5,746
Current finance lease liabilities	469	-
Accrued expenses and other current liabilities	29,587	16,360
Total current liabilities	75,377	50,443
LONG-TERM LIABILITIES:
Deferred taxes	4,065	3,562
Long-term operating lease liabilities	11,148	15,367
Long-term finance lease liabilities	2,731	-
Long-term taxes payable	-	4,334
Other long-term liabilities	2,405	2,700
Total long-term liabilities	20,349	25,963
EQUITY:
REX shareholders’ equity:
Common stock	329	344
Paid-in capital	66	-
Retained earnings	610,317	559,993
Total REX shareholders’ equity	610,712	560,337
Noncontrolling interests	91,293	83,265
Total equity	702,005	643,602
TOTAL LIABILITIES AND EQUITY	$797,731	$720,008

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Years Ended
	January 31, 2026	January 31, 2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$95,074	$71,486
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15,340	15,927
Noncash operating lease expense	6,398	5,788
Amortization of finance lease right-of-use asset	1,424	-
Income from equity method investments	(12,485)	(9,385)
Dividends received from equity method investments	10,526	8,521
Interest income from investments	(4,842)	(5,576)
Deferred income tax	(3,472)	9,802
Stock-based compensation expense	4,205	3,638
Loss on disposal of real estate and property and equipment	192	50
Changes in assets and liabilities:
Accounts receivable	6,829	1,674
Inventory	3,254	(4,692)
Prepaid expenses and other assets	(289)	(14,946)
Income tax refundable	(5,929)	(717)
Accounts payable – trade	8,395	(14,724)
Long-term taxes payable	(4,334)	4,334
Accrued expenses and other liabilities	(2,457)	(6,988)
Net cash provided by operating activities	117,829	64,192
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(68,439)	(71,318)
Purchase of short-term investments	(296,386)	(372,341)
Maturity of short-term investments	277,000	370,357
Proceeds from disposal of real estate and property and equipment	7	262
Deposits	127	180
Net cash used in investing activities:	(87,691)	(72,860)
CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock acquired	(33,383)	(14,741)
Capital contributions from minority investor	9	-
Payments to noncontrolling interests holders	(4,104)	(3,733)
Principal paid on finance lease liabilities	(181)	-
Net cash used in financing activities	(37,659)	(18,474)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(7,521)	(27,142)
CASH AND CASH EQUIVALENTS – Beginning of period	196,255	223,397
CASH AND CASH EQUIVALENTS – End of period	$188,734	$196,255

Non-cash investing activities – Accrued capital expenditures	$8,758	$1,152
Non-cash investing activities – Capital additions transferred from prepaid expenses	$839	$217
Non-cash financing activities – Stock awards accrued	$3,896	$2,037
Non-cash financing activities – Stock awards issued	$-	$2,172
Non-cash financing activities – Stock repurchases accrued	$-	$781
Operating right-of-use assets acquired and liabilities incurred upon lease commencement	$3,007	$13,734
Finance right-of-use assets acquired and liabilities incurred upon lease commencement	$3,381	$-